Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Vail Resorts Contacts:
Investor Relations:  Michael Chao, (303) 404-1820, mchao@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2013 First Quarter Results and Early Season Indicators
BROOMFIELD, Colo. - December 4, 2012 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2013 ended October 31, 2012 as well as certain early season indicators.

Highlights

•
Resort Reported EBITDA loss, which includes the Company's Mountain and Lodging segments, was $54.5 million for the first fiscal quarter of 2013, reflecting a decline of 8.6%, or $4.3 million, compared with the same period in the prior year. Excluding first quarter net seasonal losses related to Kirkwood, Skiinfo and Flagg Ranch, which were acquired after the first quarter in the prior year, Resort Reported EBITDA declined 5.1%, which was slightly favorable to our expectations.

•	Net Loss Attributable to Vail Resorts, Inc. was $60.6 million for the first fiscal quarter of 2013 compared to a net loss of $55.7 million in the same period in the prior year, a decline of 8.7%.

•
Sales of season passes (including 4-Packs) through December 2, 2012 for the upcoming 2012/2013 ski season were up approximately 5% in units and approximately 8% in sales dollars compared to the same period in the prior year, adjusted as if Kirkwood were owned in both periods.

•
In the first quarter of fiscal 2013, we closed on four Ritz-Carlton Residence units, with Real Estate net revenue of $11.9 million. Net Real Estate Cash Flow was $5.5 million for the first fiscal quarter of 2013.

Commenting on the Company's fiscal 2013 first quarter results, Rob Katz, Chief Executive Officer said, “Our first fiscal quarter is historically a loss quarter since our mountain resorts are not open for winter ski operations during the period. The quarter is driven primarily by our late summer mountain activities, dining, retail and lodging operations, and administrative expenses for our year-round employees. In the first quarter of fiscal 2013, we observed improving trends in our summer business in both our Mountain and Lodging operations from improved summer visitation in our mountain resorts driving increased summer activities revenue, higher lodging RevPar and improved dining revenues. Our Lodging business also benefitted from increased group business at Keystone, as well as the addition of a new national park property, Flagg Ranch, partially offset by lower results at our Grand Teton Lodging Company (“GTLC”) summer national park business, which was impacted by the effects of wildfires in the area. For the quarter, our Resort Reported EBITDA loss, excluding Kirkwood, Skiinfo and Flagg Ranch, declined 5.1%, which was slightly favorable to our expectations, reflecting the increase in revenues from our Mountain and Lodging summer operations, which was more than offset by normal expense increases across our business as well as lower retail sales compared to the record pre-ski season sales of the prior year.”
Turning to Real Estate, Katz said, “In the first quarter of fiscal 2013, we closed on four condominiums at The Ritz-Carlton Residences, Vail and are pleased with the continued momentum of sales at this luxury project. Although Real Estate Reported EBITDA was a negative $3.7 million in this year's first quarter, given that the vast majority of costs included in cost of sales were incurred in prior years, Net Real Estate Cash Flow was a positive $5.5 million in the first quarter of fiscal 2013.”
Katz continued “Our balance sheet remains in a very strong position. We ended the quarter with $44.0 million of cash on hand, and our Net Debt was 2.4 times trailing twelve months Total Reported EBITDA. We had no borrowings under the revolver component of our senior credit facility and we have virtually no principal payments on debt due until 2019.”
Katz added “I am pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock of $0.1875 per share, payable on December 27, 2012 to shareholders of record on December 19, 2012.”
Regarding the upcoming ski season, Katz said, “Our 2012/2013 ski season is just underway and we are looking forward to a memorable season. This year marks the 50th anniversary of Vail Mountain and we are looking forward to events all year long that celebrate this milestone. To commemorate the occasion, we recently christened our new state of the art, high-speed 10 passenger gondola at Vail, named Gondola One, as a tribute to Vail's original gondola that was the first gondola in Colorado when it opened in 1962. The new gondola is the first of its kind in North America and is the fastest gondola of its type in the world. Additionally, the gondola has cabins that include heated and cushioned seats and Wi-Fi access for our guests.”
Moving to the early ski season indicators, Katz said, “All seven of our mountain resorts are open and ramping up operations for the upcoming holiday season. Season pass (including 4-Pack)

sales are up approximately 5% in units and 8% in sales dollars through December 2, 2012 compared with the similar period in the prior year and including Kirkwood in both periods. We are very pleased with the results of our pass sales effort this year, particularly given the challenging weather last season and the record performance we had in passes last year. We had anticipated the year-over-year percentage increase in season pass sales to come down from our last announcement in September. The total growth of the program is slightly below our expectations, as we believe that the amount of sales that we pulled forward to earlier selling periods was somewhat larger than expected and that weather was still a concern for those purchasers who delayed their purchasing decisions. Sales in Tahoe and international markets continued to show the most strength. We expect the final results of the program will be generally consistent with these percentage increases as final sales conclude in the coming weeks. As a reminder, revenue from season pass sales is recognized over the course of the second and third fiscal quarters. Lodging bookings are slightly down to this time last year, with strength at Keystone, which has shown strong early bookings driven by our newly introduced “Kids Ski Free” program as well as strong results at our Doubletree at Breckenridge property that was branded at the end of calendar 2011. Based on historical averages, less than 50% of the bookings for the winter season have been made by this time.”
Operating Results
A complete Management's Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company's Form 10-Q for the first fiscal quarter of 2013 ended October 31, 2012 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Mountain segment net revenue for the first fiscal quarter 2013 was $51.9 million versus $49.7 million in the first fiscal quarter of 2012, an increase of 4.5%. Excluding Kirkwood and Skiinfo (acquired after the first fiscal quarter of 2012), net revenues increased $1.1 million or 2.3%.

•
First quarter Mountain Reported EBITDA declined from a loss of $48.5 million in fiscal 2012 to a loss of $55.2 million in fiscal 2013. The Kirkwood and Skiinfo acquisitions generated $2.3 million in negative EBITDA in the current year first fiscal quarter.

•	Mountain Reported EBITDA includes $2.7 million of stock-based compensation expense for the first quarter of fiscal 2013 compared to $2.6 million in the first quarter of fiscal 2012.
Strong summer visitation supported revenue growth in summer activities and dining operations, including group and wedding business. Dining revenues increased $0.7 million, or 12.9% in the first quarter of fiscal 2013 compared to the same period in the prior year, with the addition of Kirkwood contributing $0.4 million to total dining revenues. Retail/Rental revenues decreased by

0.9% compared to the same period in the prior year primarily due to lower sales at pre-ski season sales compared to the prior year's record sales from these events. Mountain operating expenses increased $9.0 million, or 9.1%, for the three months ended October 31, 2012 compared to the three months ended October 31, 2011 primarily driven by $3.4 million in expenses related to Kirkwood and Skiinfo, $2.7 million in normal wage adjustments and increased staffing levels to support higher volumes in summer operations and new retail stores, and $1.1 million in increased general and administrative expenses that include timing of marketing campaigns and a shift in allocated corporate expenses from the Real Estate segment to the Mountain segment, partially offset by lower employee medical costs due to continued benefits from a new plan design.
Lodging Segment

•
Lodging segment net revenue was $52.5 million for the first quarter of fiscal 2013 compared to $53.6 million for the first quarter of the prior fiscal year, a 2.0% decrease. Excluding payroll cost reimbursement related to managed hotel properties, Lodging net revenues increased $3.5 million or 7.6%.

•
For the first quarter of fiscal 2013, revenue per available room (“RevPAR”) increased 7.8%, and average daily rate (“ADR”) decreased 2.6% at the Company's owned hotels and managed condominiums compared to the same period in the prior year.

•
Lodging Reported EBITDA was $0.7 million for the first quarter of fiscal 2013 compared to a loss of $1.7 million for the same period in the prior year, an increase of 141.1%. The Flagg Ranch acquisition generated $0.6 million in EBITDA in the current fiscal year first quarter.

•	Lodging Reported EBITDA includes $0.4 million of stock-based compensation expense for the first quarter of fiscal 2013 compared to $0.6 million in the first quarter of fiscal 2012.
Revenue from owned hotel rooms increased $1.7 million, or 13.8%, for the three months ended October 31, 2012 compared to the three months ended October 31, 2011, primarily driven by $1.0 million in incremental room revenue from Flagg Ranch (an NPS concessionaire contract was awarded in November 2011) and an increase in group business primarily at our Keystone resort, partially offset by a decrease in GTLC transient revenue due to adverse conditions caused by late summer wild fires. Dining revenues in the first quarter of fiscal 2013 were up $1.1 million, or 11.0% over the first fiscal quarter of the prior year, also primarily due to the addition of Flagg Ranch and increased group business at our Keystone resort. Increases in operating expenses were partially offset by lower overhead and labor costs associated with the previously announced RockResorts reorganization plan. Excluding reimbursed payroll costs, operating expenses increased $1.1 million, or 2.2% in the first quarter of fiscal 2013 compared to the same period in the prior fiscal year.
Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue was $104.4 million for the first quarter of fiscal 2013 compared to $103.3 million in the first quarter of the prior fiscal year, a 1.1% increase. Resort Revenue increased 2.7% excluding payroll cost reimbursement related to managed hotel properties in both periods, and excluding the first quarter of fiscal 2013 revenues related to Kirkwood, Skiinfo and Flagg Ranch.

•
Resort Reported EBITDA was a loss of $54.5 million for the first quarter of fiscal 2013 compared to a loss of $50.2 million in the same period in the prior year. Excluding Kirkwood, Skiinfo and Flagg Ranch, Resort Reported EBITDA declined 5.1%.

Real Estate Segment

•	Real Estate segment net revenue was $11.9 million for the first quarter of fiscal 2013 compared to $13.1 million in the same period in the prior year.

•
Net Real Estate Cash Flow (a non-GAAP measure defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate) was a positive $5.5 million for the first quarter of fiscal 2013.

•	Real Estate Reported EBITDA was a negative $3.7 million the first quarter of fiscal 2013 compared to a negative $4.7 million in the same period in the prior fiscal year, a 22.2% improvement.

•	Real Estate Reported EBITDA includes $0.4 million of stock-based compensation expense for the first quarter of fiscal 2013 compared to $0.9 million in the first quarter of fiscal 2012.
In the first quarter of fiscal 2013, we closed on four condominium units at The Ritz-Carlton Residences, Vail ($11.6 million of revenue with an average selling price per unit of $2.9 million and an average price per square foot of $1,165).
Total Performance

•	Total net revenue in the first quarter of fiscal 2013 was $116.4 million, roughly flat compared to the same quarter in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $60.6 million, or a loss of $1.70 per diluted share, for the first quarter of fiscal 2013 compared to net loss attributable to Vail Resorts, Inc. of $55.7 million, or a loss of $1.54 per diluted share, in the first quarter of the prior year.

Outlook
Commenting on fiscal 2013 guidance, Katz continued, “In September, we issued guidance of 27-32% growth in Resort Reported EBITDA. Based on some of the most recent booking trends we are currently seeing, we believe that it will be more difficult to achieve that guidance than we anticipated in September. We will know more about the season, after the holidays and intend to address our fiscal 2013 guidance when we release our ski season metrics in mid-January.”
Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

About Vail Resorts
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, and Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.
We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures. We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. In addition, for the Real Estate segment we define Net Real Estate Cash Flow (which is not a measure of financial performance under GAAP) as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate, which we use as a cash flow indicator for our Real Estate segment.
Please see ”Reconciliation of Non-GAAP Financial Measures” below for more information. For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2012	2011
Net revenue:
Mountain	$51,912	$49,670
Lodging	52,508	53,594
Real estate	11,930	13,109
Total net revenue	116,350	116,373
Segment operating expense:
Mountain	107,548	98,555
Lodging	51,806	55,301
Real estate	15,614	17,847
Total segment operating expense	174,968	171,703
Other operating expense:
Depreciation and amortization	(31,679)	(28,930)
Loss on disposal of fixed assets, net	(2)	(114)
Loss from operations	(90,299)	(84,374)
Mountain equity investment income, net	434	430
Investment income, net	54	64
Interest expense, net	(8,375)	(8,241)
Loss before benefit from income taxes	(98,186)	(92,121)
Benefit from income taxes	37,583	36,387
Net loss	$(60,603)	$(55,734)
Net loss attributable to noncontrolling interests	23	25
Net loss attributable to Vail Resorts, Inc.	$(60,580)	$(55,709)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(1.70)	$(1.54)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(1.70)	$(1.54)
Cash dividends declared per share	$0.1875	$0.15
Weighted average shares outstanding:
Basic	35,700	36,066
Diluted	35,700	36,066
Other Data (unaudited):
Mountain Reported EBITDA	$(55,202)	$(48,455)
Lodging Reported EBITDA	$702	$(1,707)
Resort Reported EBITDA	$(54,500)	$(50,162)
Real Estate Reported EBITDA	$(3,684)	$(4,738)
Total Reported EBITDA	$(58,184)	$(54,900)
Mountain stock-based compensation	$2,720	$2,560
Lodging stock-based compensation	$370	$602
Resort stock-based compensation	$3,090	$3,162
Real Estate stock-based compensation	$382	$870
Total stock-based compensation	$3,472	$4,032

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2012	2011	(Decrease)
Net Mountain revenue:
Lift tickets	$—	$—	—%
Ski school	—	—	—%
Dining	6,373	5,647	12.9%
Retail/rental	26,725	26,964	(0.9)%
Other	18,814	17,059	10.3%
Total Mountain net revenue	$51,912	$49,670	4.5%
Mountain operating expense:
Labor and labor-related benefits	$34,294	$30,093	14.0%
Retail cost of sales	16,191	15,530	4.3%
General and administrative	27,304	25,706	6.2%
Other	29,759	27,226	9.3%
Total Mountain operating expense	$107,548	$98,555	9.1%
Mountain equity investment income, net	434	430	0.9%
Mountain Reported EBITDA	$(55,202)	$(48,455)	(13.9)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2012	2011	(Decrease)
Lodging net revenue:
Owned hotel rooms	$13,694	$12,032	13.8%
Managed condominium rooms	5,814	5,546	4.8%
Dining	10,610	9,557	11.0%
Transportation	1,691	1,702	(0.6)%
Golf	7,536	7,445	1.2%
Other	9,983	9,577	4.2%
	49,328	45,859	7.6%
Payroll cost reimbursements	3,180	7,735	(58.9)%
Total Lodging net revenue	$52,508	$53,594	(2.0)%
Lodging operating expense:
Labor and labor-related benefits	$23,450	$22,569	3.9%
General and administrative	7,024	7,528	(6.7)%
Other	18,152	17,469	3.9%
	48,626	47,566	2.2%
Reimbursed payroll costs	3,180	7,735	(58.9)%
Total Lodging operating expense	$51,806	$55,301	(6.3)%
Lodging Reported EBITDA	$702	$(1,707)	141.1%
Owned hotel statistics:
ADR	$180.70	$188.98	(4.4)%
RevPar	$113.32	$102.50	10.6%
Managed condominium statistics:
ADR	$194.26	$191.48	1.5%
RevPar	$30.75	$29.11	5.6%
Owned hotel and managed condominium statistics (combined):
ADR	$184.89	$189.79	(2.6)%
RevPar	$60.54	$56.15	7.8%
Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2012	2011
Real estate held for sale and investment	$227,662	$263,130
Total Vail Resorts, Inc. stockholders’ equity	738,371	763,430
Long-term debt	489,525	490,377
Long-term debt due within one year	848	1,063
Total debt	490,373	491,440
Less: cash and cash equivalents	43,985	44,738
Net debt	$446,388	$446,702

Reconciliation of Non-GAAP Financial Measures
Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. In addition, the Company also uses the term Net Real Estate Cash Flow, which is not a measure of financial performance or liquidity under GAAP, as the Company believes it is important as a cash flow indicator for our Real Estate segment.
Presented below is a reconciliation of Total Reported EBITDA to net loss attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three months ended October 31, 2012 and 2011.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2012	2011
Mountain Reported EBITDA	$(55,202)	$(48,455)
Lodging Reported EBITDA	702	(1,707)
Resort Reported EBITDA*	(54,500)	(50,162)
Real Estate Reported EBITDA	(3,684)	(4,738)
Total Reported EBITDA	(58,184)	(54,900)
Depreciation and amortization	(31,679)	(28,930)
Loss on disposal of fixed assets, net	(2)	(114)
Investment income, net	54	64
Interest expense, net	(8,375)	(8,241)
Loss before benefit from income taxes	(98,186)	(92,121)
Benefit from income taxes	37,583	36,387
Net loss	(60,603)	(55,734)
Net loss attributable to noncontrolling interests	23	25
Net loss attributable to Vail Resorts, Inc.	$(60,580)	$(55,709)

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2012.

(In thousands) (Unaudited) Twelve Months Ended October 31, 2012
Mountain Reported EBITDA	$192,161
Lodging Reported EBITDA	8,762

Resort Reported EBITDA*	200,923
Real Estate Reported EBITDA	(14,953)

Total Reported EBITDA	185,970
Depreciation and amortization	(130,330)
Loss on disposal of fixed assets, net	(1,352)
Investment income, net	459
Interest expense, net	(33,720)

Income before provision for income taxes	21,027
Provision for income taxes	(9,505)

Net income	$11,522
Net loss attributable to noncontrolling interests	60

Net income attributable to Vail Resorts, Inc.	$11,582

*	Resort represents the sum of Mountain and Lodging
The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2012.

	(In thousands) (Unaudited) As of October 31, 2012
Long-term debt	$489,525
Long-term debt due within one year	848
Total debt	490,373
Less: cash and cash equivalents	43,985
Net debt	$446,388
Net debt to Total Reported EBITDA	2.4	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2012.

(In thousands) (Unaudited) Three Months Ended October 31, 2012
Real Estate Reported EBITDA	$(3,684)
Non-cash Real Estate cost of sales	9,241
Non-cash Real Estate stock-based compensation	382
Change in Real Estate deposits less investments in Real Estate	(477)
Net Real Estate Cash Flow	$5,462